EXHIBIT 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

1645 Palm Beach Lakes Blvd., Suite 1200

West Palm Beach, FL 33401

October 1, 2013

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Mr. Michael Cordani, CEO

Re:

GelTech Solutions, Inc. / Form S-8

Dear Mr. Cordani:

You have requested our opinion with respect to certain matters in connection with the filing by GelTech Solutions, Inc. (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering 11,500,000 shares of the Registrant’s common stock (the “Shares”), pursuant to the Registrant’s 2007 Equity Incentive Plan.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it our opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Registrant.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

This opinion is solely for your benefit and may not be relied upon by any person without our prior written consent.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.

Nason, Yeager, Gerson White & Lioce, P.A.